Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
CanWest Petroleum Corporation

We consent to the incorporation in the Registration Statement on Form SB-2 of CanWest Petroleum Corporation (f/k/a Uranium Power Corporation) (An Exploration Stage Company) of our auditors' report dated July 26, 2004 on the consolidated balance sheets of CanWest Petroleum Corporation (f/k/a Uranium Power Corporation) as at April 30, 2004 and 2003 and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for each of the three years ended April 30, 2004, 2003 and 2002 and the cumulative totals for the exploration stage operations from April 3, 1998 (inception) through April 30, 2004. We also consent to the reference to us as experts in matters of accounting and audit in this registration statement.




/s/ Pannell Kerr Forster

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Vancouver, Canada
December 23, 2004